Exhibit 10.62

July 2, 2003

Mr. Roger L. Hawley

258 25th St.

Del Mar, CA  92014

Dear Roger:

On behalf of InterMune, Inc. (the “Company”), we are pleased to offer you the position of Executive Vice President of Commercial Operations, reporting to me.

The key terms of your employment will be as follows:

1.              You will receive a base salary of $27,083.33 per month, paid on a semi-monthly basis. This is the annual equivalent of $325,000 per year. In addition, you will be eligible for an annual bonus based on the Company’s and your year-end performance as determined by your performance versus MBO’s, which will be subsequently established between you and I upon employment. Historically, bonuses for an Executive Vice President level have been at least 40% of their base salary. It is understood that you will be eligible for a full year participation in said bonus plan for 2003. Annual reviews for merit performance, bonus and stock typically occur in the first quarter of the new fiscal year (i.e., January – March).

2.              In addition, to assist in your move to the Bay Area, the Company will provide you with a one-time sign-on bonus of $250,000 to be paid one month following your first day of employment, which is subject to repayment in full of net proceeds if your employment terminates before the end of two years.

3.              As a full-time employee of the Company, you will be eligible for the Company’s standard benefits package including medical, dental, vision, the Employee Stock Purchase program, 401K Retirement Plan and our Flexible Spending Plan among other coverages.  Your position is exempt, and you will not be eligible for overtime.

4.              The Company will retain a relocation company to provide you with the following services: area orientation, full packing services, pick-up and delivery, household goods transportation and full value protection of goods, transport of (2) automobiles, storage in transit for 60 days, temporary housing for up to 6 months, if required, and home sale/purchase assistance.  A summary of terms and coverage of services are attached for your reference.  The relocation expenses will be paid by the Company and is subject to repayment in full if your employment terminates before one year.  In addition, the Company will cover all applicable closing costs of your home at 13174 Polvera Avenue, San Diego as part of the relocation program.

5.              You will be granted an option to purchase 150,000 shares of the Company’s common stock.  Your right to exercise the shares of this option will be subject to a vesting schedule, such that 150,000 shares of your option will be fully vested at the end of four years completed employment. Your vesting will begin on your first day of your employment with us; however, it is subject to a one-year cliff. The terms and conditions of this option, including vesting, will be governed by an agreement that you will be required to sign.

In addition, you will receive an additional 25,000 shares of the Company’s common stock if  and when shareholders’ approval of the planned additional stock pool request is obtained in the future. Upon such approval, you will be granted an option to purchase 25,000 shares of the Company’s common stock.  Your right to exercise the shares of this option will be subject to a vesting schedule, such that 25,000 shares of your option will be fully vested at the end of four years completed employment. Your vesting will begin retroactively on your first day of your employment with us; however, it is subject to a one-year cliff. The terms and conditions of this option, including vesting, will be governed by an agreement that you will be required to sign.

6.              In the event of termination of your employment other than for cause with the Company during your first two years of employment, you will be entitled to receive: (i) continuation of salary and Company paid medical, dental and life insurance coverage for one year following your termination date; (ii) the agreed-to targeted bonus for that fiscal year in which your are terminated will be paid on a pro-rated basis; and (iii) 50% of your initial option unvested shares subject to all of your outstanding options will fully vest effective with the date of your termination of employment. The proceeding coverages are provided, however, assuming your execution and non-revocation of a release of claims by you that is provided by and acceptable to the

Company. In addition, pursuant to your signing our stock option agreement, in the event of a change in control of the Company’s ownership and a significant change in your responsibilities at the Company; (i) you will be entitled to six months of your current base salary following your termination of employment; provided, however, that no amount shall be paid prior to your execution and non-revocation of a release of claims by you that is provided by and acceptable to the Company; and (ii) 100% of the unvested shares subject to all of your outstanding options will fully vest effective with the date of your termination of employment.

7.              You will be eligible for three weeks annual vacation.

8.              Your continued participation on selected memberships and active leadership forums to support continued education and ensure our ability to stay current with “best of breed” practices in our industry will be encouraged consistent with business case justification and the work priorities of the enterprise.

As a condition of your employment, you will be required to provide proof of U.S. citizenship or that you are legally entitled to work in the United States, and to execute and be bound by the terms of the enclosed Proprietary Information and Inventions Agreement.  In that regard, please be aware that Company policy prohibits all employees from bringing to the Company, or using in performance of their responsibilities at the Company, any confidential information, trade secrets, or proprietary material or processes of any previous employer.  Employment with the Company is at will, is not for any specific term and can be terminated by you or the Company at any time for any reason with or without cause, consistent with the intent of #6 above.

This offer remains open through end of day Thursday, July 3, 2003.  Upon your written acceptance of this offer, the terms described in this letter and in the Proprietary Information and Inventions Agreement (which you must also sign) shall be the terms of your employment, superseding and terminating any other employment agreements or understandings with InterMune, whether written or oral.  Any additions or modifications of these terms must be in writing and signed by you and an authorized officer of the Company.  Your start date will be soon as possible with the exact date determined with me after your acceptance.

Again, let me indicate how pleased we are to extend this offer, and how much we at InterMune look forward to working with you. Fred Schreiber, our SVP-HR and I have both enjoyed our recent conversation with you and we anticipate that you will find this an exciting and challenging position in a dynamic and growing company.

Please accept this offer by signing and returning the enclosed duplicate original of this letter to Fred Schreiber and faxing a copy of this email after signing to Fred at (415) 508-0755.

Very truly yours,

/s/ William Ringo
William Ringo
Executive Chairman and Interim CEO

UNDERSTOOD AND ACCEPTED:

/s/ Roger L. Hawley	July 3, 2003
Roger L. Hawley	Date